Free Writing Prospectus	Filed Pursuant to Rule 433
(To the prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated June 18, 2012)	Registration Statement No. 333-173299 August 23, 2012

Zions Direct Auctions – Results 8/23/12 11:58 AM

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ZIONS BANCORPORATION

Results

Zions Bancorporation Senior Note / 4 Year Corporates

BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P) CUSIP 989701BC0

Auction Status:	CLOSED
Auction Start:	8/14/2012 3:00 PM EDT
Auction End:	8/23/2012 1:30 PM EDT
Last Update:	**8/23/2012 1:57:37 PM EDT**

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	4.000%
Maturity Date:	6/20/2016

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 3.856% **Final Market-Clearing Price:** 100.500000

Bidder	Units	Price ▼	Yield	Timestamp	Awarded	Principal	Accrued Interest	Amount Due
#27821	1	102.997449	3.158%	8/21/2012 6:04:42 PM	1 unit	$ 1,005.00	$ 7.56	$ 1,012.56
#27100	4	102.700457	3.240%	8/14/2012 6:13:07 PM	4 units	$ 4,020.00	$ 30.22	$ 4,050.22
#13585	25	101.944458	3.450%	8/21/2012 12:53:34 PM	25 units	$ 25,125.00	$ 188.89	$ 25,313.89
#28812	1	101.765426	3.500%	8/21/2012 12:10:04 PM	1 unit	$ 1,005.00	$ 7.56	$ 1,012.56
#31743	5	101.765426	3.500%	8/22/2012 12:18:47 PM	5 units	$ 5,025.00	$ 37.78	$ 5,062.78
#31783	20	101.765426	3.500%	8/22/2012 1:19:54 PM	20 units	$ 20,100.00	$ 151.11	$ 20,251.11
#31784	10	101.765426	3.500%	8/22/2012 1:20:59 PM	10 units	$ 10,050.00	$ 75.56	$ 10,125.56
#31785	10	101.765426	3.500%	8/22/2012 1:21:42 PM	10 units	$ 10,050.00	$ 75.56	$ 10,125.56
#31786	10	101.765426	3.500%	8/22/2012 1:22:29 PM	10 units	$ 10,050.00	$ 75.56	$ 10,125.56
#31787	30	101.765426	3.500%	8/22/2012 1:27:58 PM	30 units	$ 30,150.00	$ 226.67	$ 30,376.67
#29224	1	101.765426	3.500%	8/22/2012 1:58:12 PM	1 unit	$ 1,005.00	$ 7.56	$ 1,012.56
#24582	4	101.765426	3.500%	8/23/2012 11:07:01 AM	4 units	$ 4,020.00	$ 30.22	$ 4,050.22
#22964	10	101.765426	3.500%	8/23/2012 11:52:44 AM	10 units	$ 10,050.00	$ 75.56	$ 10,125.56
#31792	5	101.765426	3.500%	8/23/2012 11:57:01 AM	5 units	$ 5,025.00	$ 37.78	$ 5,062.78
#31794	30	101.765426	3.500%	8/23/2012 12:52:39 PM	30 units	$ 30,150.00	$ 226.67	$ 30,376.67
#23744	25	101.515404	3.570%	8/22/2012 7:19:21 PM	25 units	$ 25,125.00	$ 188.89	$ 25,313.89
#31744	40	101.408474	3.600%	8/22/2012 1:49:41 PM	40 units	$ 40,200.00	$ 302.22	$ 40,502.22
#27733	560	101.300000	3.630%	8/22/2012 4:53:55 PM	560 units	$ 562,800.00	$ 4,231.11	$ 567,031.11
#31642	150	101.052996	3.700%	8/15/2012 2:46:34 PM	150 units	$ 150,750.00	$ 1,133.33	$ 151,883.33

https://www.auctions.zionsdirect.com/auction/6655/results Page 1 of 3

Zions Direct Auctions - Results 8/23/12 11:58 AM

#31776	3	101.052996	3.700%	8/21/2012 4:20:14 PM	3 units	$ 3,015.00	$ 22.67	$ 3,037.67
#30297	250	101.000000	3.715%	8/14/2012 3:08:22 PM	250 units	$ 251,250.00	$ 1,888.89	$ 253,138.89
#29772	500	101.000000	3.715%	8/17/2012 11:33:20 AM	500 units	$ 502,500.00	$ 3,777.78	$ 506,277.78
#16745	10	101.000000	3.715%	8/21/2012 3:54:31 PM	10 units	$ 10,050.00	$ 75.56	$ 10,125.56
#31643	250	100.911217	3.740%	8/22/2012 12:29:51 PM	250 units	$ 251,250.00	$ 1,888.89	$ 253,138.89
#31676	50	100.911217	3.740%	8/22/2012 6:17:12 PM	50 units	$ 50,250.00	$ 377.78	$ 50,627.78
#21477	30	100.911217	3.740%	8/23/2012 12:28:56 PM	30 units	$ 30,150.00	$ 226.67	$ 30,376.67
#31768	10	100.875809	3.750%	8/20/2012 4:07:14 PM	10 units	$ 10,050.00	$ 75.56	$ 10,125.56
#31788	50	100.875809	3.750%	8/22/2012 1:28:34 PM	50 units	$ 50,250.00	$ 377.78	$ 50,627.78
#24310	5	100.875809	3.750%	8/22/2012 9:57:44 PM	5 units	$ 5,025.00	$ 37.78	$ 5,062.78
#15174	120	100.875809	3.750%	8/23/2012 10:49:32 AM	120 units	$ 120,600.00	$ 906.67	$ 121,506.67
#21117	20	100.875809	3.750%	8/23/2012 12:06:26 PM	20 units	$ 20,100.00	$ 151.11	$ 20,251.11
#31436	5	100.875809	3.750%	8/23/2012 12:08:28 PM	5 units	$ 5,025.00	$ 37.78	$ 5,062.78
#31437	20	100.875809	3.750%	8/23/2012 12:13:48 PM	20 units	$ 20,100.00	$ 151.11	$ 20,251.11
#30297	250	100.840000	3.760%	8/14/2012 3:08:22 PM	250 units	$ 251,250.00	$ 1,888.89	$ 253,138.89
#28214	1,000	100.770000	3.780%	8/23/2012 12:40:37 PM	1,000 units	$ 1,005,000.00	$ 7,555.56	$ 1,012,555.56
#30297	250	100.740000	3.788%	8/14/2012 3:08:22 PM	250 units	$ 251,250.00	$ 1,888.89	$ 253,138.89
#23034	50	100.709587	3.797%	8/15/2012 10:23:19 AM	50 units	$ 50,250.00	$ 377.78	$ 50,627.78
#23034	100	100.709587	3.797%	8/22/2012 1:45:46 PM	100 units	$ 100,500.00	$ 755.56	$ 101,255.56
#18907	3	100.698988	3.800%	8/23/2012 11:35:05 AM	3 units	$ 3,015.00	$ 22.67	$ 3,037.67
#30297	250	100.640000	3.817%	8/14/2012 3:08:22 PM	250 units	$ 251,250.00	$ 1,888.89	$ 253,138.89
#28702	500	100.625000	3.821%	8/23/2012 1:22:07 PM	500 units	$ 502,500.00	$ 3,777.78	$ 506,277.78
#31791	700	100.600000	3.828%	8/23/2012 1:27:27 PM	700 units	$ 703,500.00	$ 5,288.89	$ 708,788.89
#23314	25	100.593071	3.830%	8/23/2012 12:29:13 PM	25 units	$ 25,125.00	$ 188.89	$ 25,313.89
#29773	2,500	100.570000	3.837%	8/23/2012 1:24:19 PM	2,500 units	$ 2,512,500.00	$ 18,888.89	$ 2,531,388.89
#29773	2,000	100.550000	3.842%	8/21/2012 11:52:00 AM	2,000 units	$ 2,010,000.00	$ 15,111.11	$ 2,025,111.11
#29773	2,000	100.550000	3.842%	8/22/2012 5:06:24 PM	2,000 units	$ 2,010,000.00	$ 15,111.11	$ 2,025,111.11
#29836	1,000	100.540161	3.845%	8/23/2012 1:20:16 PM	1,000 units	$ 1,005,000.00	$ 7,555.56	$ 1,012,555.56
#30353	250	100.530000	3.848%	8/14/2012 3:08:22 PM	250 units	$ 251,250.00	$ 1,888.89	$ 253,138.89
#25556	4	100.522532	3.850%	8/23/2012 11:27:01 AM	4 units	$ 4,020.00	$ 30.22	$ 4,050.22
#22580	1	100.507500	3.854%	8/23/2012 1:26:51 PM	1 unit	$ 1,005.00	$ 7.56	$ 1,012.56
				Auction Totals:	**20,000 units**	**$ 20,100,000.00**	**$ 151,111.20**	**$ 20,251,111.20**

Page 1 of 3

https://www.auctions.zionsdirect.com/auction/6655/results Page 2 of 3

Zions Direct Auctions - Results 8/23/12 11:58 AM

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated June 18, 2012 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT

Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank Colorado, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

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Secured by Entrust SSL Verify

ZIONS DIRECT

https://www.auctions.zionsdirect.com/auction/6655/results Page 3 of 3

Zions Direct Auctions - Results 8/23/12 11:58 AM

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE

ZIONS DIRECT® Auctions

OPEN ACCOUNT LOGIN

1.800.524.8875

AUCTIONS DIRECTORY ▼ ISSUERS AUCTIONS UNIVERSITY DEMOS

HOME :: AUCTION #6655

ZIONS BANCORPORATION

Results

Zions Bancorporation Senior Note / 4 Year Corporates

BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P) CUSIP 989701BC0

Auction Status:	CLOSED
Auction Start:	8/14/2012 3:00 PM EDT
Auction End:	8/23/2012 1:30 PM EDT
Last Update:	8/23/2012 1:58:11 PM EDT

Security Type:	Corporate Bonds
Issue Type:	Primary
Coupon:	4.000%
Maturity Date:	6/20/2016

Offering Documents

▶ Auction Details

Bids

Final Market-Clearing Yield*: 3.856% Final Market-Clearing Price: 100.500000

Bidder	Units	Price ▼	Yield	Timestamp	Awarded	Principal	Accrued Interest	Amount Due
#29773	7,000	100.500000	3.856%	8/14/2012 4:36:36 PM	6,853 units	$ 6,887,265.00	$ 51,778.22	$ 6,939,043.22
#31648	30	100.500000	3.856%	8/15/2012 12:27:21 PM		Rejected: Timestamp		
#31647	25	100.500000	3.856%	8/15/2012 12:33:18 PM		Rejected: Timestamp		
#31646	100	100.500000	3.856%	8/16/2012 6:39:06 PM		Rejected: Timestamp		
#31644	150	100.500000	3.856%	8/17/2012 3:22:46 PM		Rejected: Timestamp		
#31752	25	100.500000	3.856%	8/21/2012 3:09:56 PM		Rejected: Timestamp		
#29857	2,000	100.500000	3.856%	8/23/2012 11:23:14 AM		Rejected: Timestamp		
#31650	200	100.500000	3.856%	8/23/2012 12:18:14 PM		Rejected: Timestamp		
#31649	100	100.500000	3.856%	8/23/2012 12:20:53 PM		Rejected: Timestamp		
#23436	500	100.500000	3.856%	8/23/2012 1:29:31 PM		Rejected: Timestamp		
#23436	500	100.500000	3.856%	8/23/2012 1:29:31 PM		Rejected: Timestamp		
#23436	500	100.500000	3.856%	8/23/2012 1:29:31 PM		Rejected: Timestamp		
#23085	5	100.455575	3.869%	8/21/2012 11:39:40 PM		Rejected: Price		
#14033	5	100.452052	3.870%	8/23/2012 1:12:31 PM		Rejected: Price		
#19253	30	100.440000	3.873%	8/23/2012 1:18:40 PM		Rejected: Price		
#30379	50	100.416834	3.880%	8/23/2012 11:58:35 AM		Rejected: Price		
#22580	1	100.407501	3.883%	8/23/2012 12:12:49 PM		Rejected: Price		
#25702	300	100.400000	3.885%	8/23/2012 12:39:20 PM		Rejected: Price		
#30353	250	100.390000	3.888%	8/14/2012 3:08:22 PM		Rejected: Price		

https://www.auctions.zionsdirect.com/auction/6655/results?sort=price&sort_direction=desc&page=2 Page 1 of 3

Zions Direct Auctions - Results 8/23/12 11:58 AM

#28702	500	100.375000	3.892%	8/23/2012 1:21:23 PM		**Rejected: Price**		
#28702	500	100.370000	3.893%	8/23/2012 1:20:40 PM		**Rejected: Price**		
#26700	10	100.346441	3.900%	8/21/2012 11:32:44 AM		**Rejected: Price**		
#24099	10	100.346441	3.900%	8/21/2012 9:37:15 PM		**Rejected: Price**		
#20935	5	100.346441	3.900%	8/23/2012 12:10:31 AM		**Rejected: Price**		
#30353	250	100.290000	3.916%	8/14/2012 3:08:22 PM		**Rejected: Price**		
#17916	2,000	100.250000	3.927%	8/23/2012 11:12:49 AM		**Rejected: Price**		
#30352	1,000	100.200000	3.942%	8/23/2012 12:36:09 PM		**Rejected: Price**		
#18373	20	100.170714	3.950%	8/22/2012 12:39:54 PM		**Rejected: Price**		
#31767	5	100.170714	3.950%	8/23/2012 6:35:03 AM		**Rejected: Price**		
#23104	15	100.170714	3.950%	8/23/2012 6:36:17 AM		**Rejected: Price**		
#30353	250	100.160000	3.953%	8/14/2012 3:08:22 PM		**Rejected: Price**		
#31790	1	100.149651	3.956%	8/22/2012 5:52:41 PM		**Rejected: Price**		
#22580	1	100.137501	3.959%	8/21/2012 1:05:08 PM		**Rejected: Price**		
#28935	5	100.135612	3.960%	8/23/2012 10:50:20 AM		**Rejected: Price**		
#7863	10	100.125084	3.963%	8/23/2012 10:22:28 AM		**Rejected: Price**		
#28927	1	100.100524	3.970%	8/21/2012 5:50:56 PM		**Rejected: Price**		
#31645	500	100.100000	3.970%	8/17/2012 1:14:31 PM		**Rejected: Price**		
#31757	50	100.030393	3.990%	8/16/2012 11:22:58 AM		**Rejected: Price**		
#26878	20	100.030393	3.990%	8/21/2012 11:52:43 AM		**Rejected: Price**		
#31777	20	100.030393	3.990%	8/21/2012 4:24:37 PM		**Rejected: Price**		
#19307	1	100.012869	3.995%	8/21/2012 4:20:24 PM		**Rejected: Price**		
#28519	5	100.010000	3.996%	8/22/2012 10:24:00 AM		**Rejected: Price**		
#24773	1	100.005055	3.997%	8/22/2012 1:47:00 AM		**Rejected: Price**		
#18373	10	100.001000	3.998%	8/21/2012 3:52:20 PM		**Rejected: Price**		
#24773	1	100.000055	3.999%	8/22/2012 1:47:00 AM		**Rejected: Price**		
#31753	3	100.000000	3.999%	8/15/2012 3:59:10 PM		**Rejected: Price**		
#29224	1	100.000000	3.999%	8/17/2012 9:17:55 AM		**Rejected: Price**		
#31761	2	100.000000	3.999%	8/17/2012 10:47:31 AM		**Rejected: Price**		
#29772	500	100.000000	3.999%	8/17/2012 11:33:20 AM		**Rejected: Price**		
#25327	200	100.000000	3.999%	8/17/2012 2:31:56 PM		**Rejected: Price**		
				Auction Totals:	**20,000 units**	**$ 20,100,000.00**	**$ 151,111.20**	**$ 20,251,111.20**

Page 2 of 3

https://www.auctions.zionsdirect.com/auction/6655/results?sort=price&sort_direction=desc&page=2 Page 2 of 3

Zions Direct Auctions - Results 8/23/12 11:58 AM

Zions Bancorporation has filed a registration statement (Registration Statement No. 333-173299, including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus dated April 4, 2011 contained in that registration statement, the preliminary prospectus supplement dated June 18, 2012 and other documents Zions Bancorporation has filed with the SEC for more complete information about Zions Bancorporation and this offering. You may get these documents and other documents Zions Bancorporation has filed for free by visiting EDGAR on the SEC Web site at www.sec.gov.

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

NEWSLETTER Get market information, auction updates, new-issue alerts, and more. It's weekly and it's free! Email Address SUBMIT

Investment Products: Not FDIC Insured • No Bank Guarantee • May Lose Value

Bank Deposits and Certificates of Deposit (CDs) are FDIC Insured up to Applicable Limits

Securities products and services offered by Zions Direct, Member FINRA / SIPC, a non-bank subsidiary of Zions Bank.

Affiliates of Zions Bank or other issuers may purchase CDs or securities through the auction process. The market clearing yield may be lower due to the participation of an affiliate in the auction which may benefit the affiliated issuer.

ZIONS DIRECT Our Affiliates: Amegy Bank of Texas, California Bank & Trust, The Commerce Bank of Oregon, The Commerce Bank of Washington, National Bank of Arizona, Nevada State Bank, Vectra Bank Colorado, Zions Bank

OTHER PRODUCTS CONTACT US ABOUT US SITE MAP PRIVACY POLICY TERMS AND CONDITIONS

Please direct questions regarding the website or bidding procedures to the Auction Administrator.

You may also call our Investment Center at 800-524-8875 from 8am to Midnight Eastern Time.

Powered By Grant Street Group Software That Works®

Secured by Entrust SSL Verify

ZIONS DIRECT

https://www.auctions.zionsdirect.com/auction/6655/results?sort=price&sort_direction=desc&page=2 Page 3 of 3